Exhibit 99.1

Northrim News

Headquarters: 3111 C Street, Anchorage, AK 99503
www.northrim.com

For Immediate Release

Date:	August 11, 2004

Contact:	Chris Knudson, EVP & COO

Phone:	(907) 261-3304

Northrim BanCorp, Inc. Expands Stock Repurchase Program

ANCHORAGE, AK—August 11, 2004—Northrim BanCorp, Inc. (the “Company”) (Nasdaq: NRIM) announced today that its board of directors has authorized an increase in its stock repurchase program of an additional 304,283 shares of the Company’s outstanding common stock. With 81,572 remaining shares from the September 2002 authorization, the Company is now authorized to repurchase up to 385,855 shares of the outstanding common stock. The Company intends to purchase the shares from time to time in the open market or in private transactions under conditions which allow such repurchases to be accretive to earnings while maintaining capital ratios that exceed the guidelines for a well-capitalized financial institution.

“We are pleased that our strong capital position and profitability allow us to expand our stock repurchase program,” said Chris Knudson, executive vice president and chief operation officer. “Over time, we expect that the stock repurchase program will improve our return on equity and earnings per share.”

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.

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When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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